Exhibit 99.1

Psychemedics Corporation Expands Board Of Directors

A. Clinton Allen Rejoins Board

ACTON, Mass., Sept. 17, 2015 /PRNewswire/ -- Psychemedics Corporation's (PMD: NASDAQ) Board of Directors has voted to expand the Board to five members from the current four members. At the same time, the Board has voted to add Mr. A. Clinton Allen as the new Board member.

Mr. Allen had previously served as Vice-Chairman of the company from 1990 to 2000 and Chairman from 2000 to 2002. He will join the Board as an independent member. Mr. Allen is the Founder and President of the American Academy (College) of Corporate Directors, the premier Director education and credentialing organization in the United States. Mr. Allen also serves as Chairman of the Board of Collectors Universe, member of the board of Brooks Automation and is Lead Director of LKQ Corporation, a Fortune 500 Company.

Raymond C. Kubacki, Chairman and & CEO stated:

"Clint has maintained a continuing interest and commitment to our company's success. We are extremely pleased that he will be rejoining the Board and look forward to having his counsel, perspective and energy."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. With its patented process, the Company serves thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Contact:	Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

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